Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

by

BTCS INC.

of

SHARES OF ITS SERIES V PREFERRED STOCK HAVING AN AGGREGATE PURCHASE PRICE OF UP TO $500,000

at a Purchase Price of Not Greater Than $1.00 Nor Less Than $0.04 per Share, Net to the Seller in Cash, Without Interest

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 15, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

BTCS Inc., a Nevada corporation (“BTCS,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash shares of its Series V Preferred Stock, par value $0.001 per share (the “Series V Shares” or the “Shares”), having an aggregate purchase price of up to $500,000, at a price per Share of not greater than $1.00 nor less than $0.04, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being conducted through a procedure commonly referred to as a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we will determine a single per-Share price, not greater than $1.00 nor less than $0.04 (the “Purchase Price”), that we will pay for Shares validly tendered and not validly withdrawn, taking into account the total number of Shares tendered and the prices specified by tendering holders. We will select the lowest price within that range that will allow us to purchase Shares having an aggregate purchase price of up to $500,000 or, if fewer Shares are validly tendered, all Shares so tendered. All Shares we purchase will be purchased at the same Purchase Price, even if a holder tendered at a lower price. Shares tendered at prices above the Purchase Price will not be purchased. If Shares having an aggregate purchase price of more than $500,000 are validly tendered at or below the Purchase Price, we will purchase Shares on a pro rata basis. See Section 1 and Section 5.

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The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to the conditions described in Section 6.

The Series V Shares are not listed on any national securities exchange or quoted on any automated quotation system, and there is no established public trading market for the Series V Shares. Accordingly, there is no market price against which the Purchase Price can be compared. The maximum price in the range is below the closing price of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the Nasdaq Capital Market, which was $1.08 on October 23, 2026, the last full trading day before the commencement of the Offer. The market price of the Common Stock fluctuates and may be higher or lower during and after the Offer. Although the Board of Directors of the Company (the “Board”) has the authority, in its sole discretion, to cause each Series V Share to be converted into one share of Common Stock, the Board has not taken such action, is contractually restricted from doing so while any of the Company’s senior secured convertible notes remain outstanding (see Section 2), and has made no decision as to whether or when it will do so. See “Risk Factors” and Section 2.

The Board has approved the Offer. However, none of the Company, the Board, the Depositary or the Information Agent makes any recommendation to any holder of Shares as to whether to tender or refrain from tendering Shares, or as to the price or prices at which holders may choose to tender. Holders must make their own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price. Our directors and executive officers have advised us that they will not tender any of their Series V Shares in the Offer. See Section 10.

Holders who do not tender their Shares will continue to hold Series V Shares with the same rights and preferences they have today. See Section 2.

If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee and instruct it to tender your Shares on your behalf, specifying the price (or “at the Purchase Price” election) at which you wish to tender. Nominees may establish deadlines earlier than the Expiration Date. If you hold Shares in your own name on the books of the Company’s transfer agent, you must complete and deliver the Letter of Transmittal to the Depositary. See Section 3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer, or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be directed to the Information Agent. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance.

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The Information Agent for the Offer is:

INVESTORCOM LLC

1055 Washington Blvd., Suite 520, Stamford, CT 06901 • Holders call toll-free: (877) 972-0090 • Banks and brokers call collect: (203) 972-9300 • Email: proxy@investor-com.com

The Depositary for the Offer is:

EQUITY STOCK TRANSFER, LLC

237 West 37th Street, Suite 602, New York, NY 10018 • Email (Notices of Guaranteed Delivery only): tenderoffers@equitystock.com

The date of this Offer to Purchase is October 26, 2026.

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IMPORTANT

If you wish to tender all or any portion of your Shares, you must do one of the following before the Expiration Date:

●	if your Shares are held in “street name” through a broker, dealer, commercial bank, trust company or other nominee, request that your nominee tender your Shares for you through the book-entry transfer facilities of The Depository Trust Company (“DTC”) in accordance with the procedures described in Section 3, specifying the price at which you are tendering or electing to tender “at the Purchase Price.” Your nominee will present the Offer to you as a voluntary corporate action. Nominees typically set their own deadlines that are one or more business days before the Expiration Date; or

●	if you hold Shares registered in your own name on the books of the Company’s transfer agent, Equity Stock Transfer, LLC (in book-entry (direct registration) form), complete and sign the Letter of Transmittal in accordance with its instructions, including the price at which you are tendering, have your signature guaranteed if required, and deliver the Letter of Transmittal, together with any other required documents, to the Depositary at the address set forth on the back cover of this Offer to Purchase; or

●	if you cannot comply with either procedure before the Expiration Date, tender your Shares by following the guaranteed delivery procedure described in Section 3.

To tender Shares properly, you must validly complete the Letter of Transmittal or, for book-entry Shares, deliver an Agent’s Message through DTC’s Automated Tender Offer Program (“ATOP”), before the Expiration Date. If you wish to tender different portions of your Shares at different prices, you must submit a separate Letter of Transmittal or a separate instruction to your nominee for each price. If we become aware of any U.S. state in which the making of the Offer is not in compliance with a valid state statute, we will make a good faith effort to comply with that statute. If, after that effort, we cannot comply, the Offer will not be made to, and tenders will not be accepted from or on behalf of, holders residing in that state.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or as to the price at which you may choose to tender, or to give any information or make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

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TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
RISK FACTORS
THE OFFER
1. Number of Shares; Purchase Price; Priority of Purchases; Proration; Expiration Date
2. Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals
3. Procedures for Tendering Shares
4. Withdrawal Rights
5. Purchase of Shares and Payment of Purchase Price
6. Conditions of the Offer
7. Price Range of the Shares; Dividends
8. Source and Amount of Funds
9. Certain Information Concerning the Company
10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
11. Certain Legal Matters; Regulatory Approvals
12. Material U.S. Federal Income Tax Consequences
13. Extension of the Offer; Termination; Amendment
14. Fees and Expenses
15. Miscellaneous
SCHEDULE A — Information About the Directors and Executive Officers of the Company
EXHIBIT (a)(1)(F) — Questions and Answers About the Offer (website)
EXHIBIT (a)(1)(G) — Postcard Mailed to Holders

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SUMMARY TERM SHEET

This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

BTCS Inc., the issuer of the Series V Shares, is offering to purchase the Shares. See Section 9.

What securities are being sought in the Offer?

We are offering to purchase shares of our Series V Preferred Stock having an aggregate purchase price of up to $500,000. As of October 23, 2026, there were 15,671,405 Series V Shares outstanding, of which 3,504,348 Shares (approximately 22.4%) are held by our directors and executive officers, who have advised us that they will not tender. See Section 1 and Section 10.

What is the Purchase Price and how is it determined?

We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” We are offering to purchase Shares at a price of not greater than $1.00 nor less than $0.04 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. You may specify the lowest price within that range (in increments of $0.01) at which you are willing to sell your Shares, or you may elect to tender “at the Purchase Price,” in which case your Shares will be treated as tendered at $0.04, the minimum price, and you will receive whatever Purchase Price we determine.

Promptly after the Expiration Date, we will look at the prices chosen by tendering holders and select the lowest single price, not greater than $1.00 nor less than $0.04, that will allow us to purchase Shares having an aggregate purchase price of up to $500,000 (or all Shares tendered, if fewer). Every holder whose Shares are purchased will receive that single Purchase Price, even holders who tendered at a lower price. Shares tendered at prices above the Purchase Price will not be purchased and will be returned. If more Shares are tendered at or below the Purchase Price than we are offering to buy, we will purchase Shares pro rata. See Section 1 and Section 5.

Because the Purchase Price is set by the tenders received, you will not know the price you will receive when you tender. If you want to maximize the chance that your Shares are purchased, you should tender at the minimum price or “at the Purchase Price”; doing so may lower the Purchase Price paid to all holders, including you. If you tender at a higher price, you may receive a higher price but your Shares may not be purchased at all.

There is no established trading market for the Series V Shares, so there is no market price with which the range or the Purchase Price can be compared. The maximum price of $1.00 is below the current market price of one share of our Common Stock, which is the number of shares of Common Stock into which one Series V Share would convert if the Board were to exercise its discretion to convert the Series V Shares. The Board has made no decision to do so and is contractually restricted from doing so while any of the Company’s senior secured convertible notes remain outstanding. See “Risk Factors,” Section 1, Section 2 and Section 7.

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How many Shares will the Company purchase, and will there be proration?

We will purchase Shares having an aggregate purchase price of up to $500,000. If Shares having an aggregate purchase price of more than $500,000 are validly tendered at or below the Purchase Price and not withdrawn, we will purchase Shares from all tendering holders on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares. We reserve the right to purchase up to an additional 2% of the outstanding Shares without extending the Offer. Because of proration, we may not purchase all of the Shares you tender even if you tender at or below the Purchase Price. See Section 1 and Section 5.

What is the Series V Preferred Stock and what rights does it have?

The Series V Shares were distributed by the Company on June 2, 2023 to holders of Common Stock as of May 12, 2023, on a one-for-one basis. The Series V Shares are non-voting (except as required by law or with respect to amendments to the Certificate of Designation), are perpetual, have no stated or liquidation value other than as described below, and are not redeemable at the option of the holder. Holders of Series V Shares are eligible, at the discretion of the Board, to receive dividends or distributions of up to 20% per annum and to participate in distributions made to holders of Common Stock. In a liquidation, the Series V Shares rank senior to the Common Stock and junior to all indebtedness, and are entitled to 120% of the amount per share a holder would receive if each Series V Share had been converted into one share of Common Stock immediately before the liquidating payment.

At the Company’s 2024 annual meeting, stockholders approved an amendment to the Certificate of Designation authorizing the Board, in its sole discretion, to convert each Series V Share into one share of Common Stock. The Board has not exercised that authority. Under the securities purchase agreement governing the Company’s senior secured convertible notes issued in July 2025, the Company agreed that, unless those notes are earlier repaid, it will not amend the Series V Shares to provide for conversion into Common Stock before January 21, 2027. In consideration for the noteholders’ consent to the Offer, the Company has agreed to extend that restriction so that it will not amend the Series V Shares to provide for conversion into Common Stock, or otherwise cause the Series V Shares to be converted into Common Stock, until none of the May 2025 or July 2025 notes remain outstanding. The July 2025 notes, the later-maturing tranche, are scheduled to mature on July 21, 2027. See Section 2 and Section 11.

Why is the Company making the Offer?

The Board believes the Offer serves the interests of the Company and its stockholders as a whole for the following principal reasons:

● Liquidity option for Series V holders, at a price holders help set. There is no trading market for the Series V Shares and, since November 1, 2023, U.S. holders have had no practical means of selling them. The Offer gives each holder the choice to receive cash now, and the modified Dutch auction lets tendering holders, rather than the Company alone, determine the price at which the Offer clears. Holders who do not tender will retain their Series V Shares and the rights described in this Offer to Purchase, and will continue to bear the risks described under “Risk Factors—Risks Relating to Retaining Series V Shares.”

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● Reduced potential dilution for holders of Common Stock. If the Board were in the future to convert all outstanding Series V Shares into Common Stock on a one-for-one basis, the number of outstanding shares of Common Stock would increase by approximately 30%. Each Series V Share purchased in the Offer eliminates one potential share of Common Stock at a cash cost below the current market price of the Common Stock.

● Reduced overhang and a simpler capital structure. Purchasing Series V Shares reduces the number of shares that could enter the public market upon any future conversion and simplifies the Company’s capital structure for current and prospective investors.

See Section 2.

Has the Board decided to convert the Series V Shares into Common Stock?

No. The Board has the authority to do so but has not exercised it, and it is contractually restricted from doing so while any of the Company’s May 2025 or July 2025 senior secured convertible notes remain outstanding (the July 2025 notes are scheduled to mature on July 21, 2027), under the extension of that restriction the Company agreed to in exchange for the noteholders’ consent to the Offer (see Section 2 and Section 11). The Company has publicly stated that it may explore options to create liquidity for the Series V Shares, including tokenization, and that it may ultimately seek to convert the Series V Shares into Common Stock when the restriction expires. If the Company is unable to provide liquidity for the Series V Shares, the Company may, at the discretion of the Board and subject to the Board’s fiduciary duties, applicable law and the terms of the Company’s indebtedness, convert each Series V Share into one share of Common Stock. The Board has not determined to effect any such conversion, and there can be no assurance that a conversion will occur at any particular time or at all. In deciding whether and when to convert, the Board expects to consider, among other things, the trading volume and liquidity of the Common Stock and whether the market can absorb the additional shares that a conversion would create; because the Series V Shares would convert as a class, all at once, the Board may defer any conversion until it believes the market for the Common Stock can sufficiently absorb the resulting dilution. In addition, if the Company seeks additional financing, the investors may require as a condition that the Company agree not to convert the Series V Shares for a period of time, which could delay any conversion. You should not tender your Shares based on any assumption about whether or when a conversion will occur. See “Risk Factors” and Section 2.

What happens if I do not tender my Shares?

You will continue to hold your Series V Shares with the same rights, preferences and limitations that they have today, including eligibility for any future dividends or distributions the Board may declare on the Series V Shares, the liquidation preference described above, and the possibility (but not the assurance) of a future conversion into Common Stock at the Board’s discretion. See Section 2.

How will the Company pay for the Shares?

The maximum aggregate Purchase Price is $500,000, plus the fees and expenses of the Offer, all of which we will pay. We expect to fund the Offer from one or more of cash on hand, sales of digital assets held in our treasury and proceeds of sales of Common Stock under our at-the-market offering program. The Offer is not subject to a financing condition. See Section 8.

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How long do I have to tender my Shares?

You may tender your Shares until the Offer expires at 5:00 p.m., New York City time, on December 15, 2026, unless we extend the Offer. If your Shares are held through a nominee, your nominee may require you to submit your instruction earlier. See Section 1 and Section 3.

Can the Offer be extended, amended or terminated?

Yes. We may extend the Offer at any time in our sole discretion, and we may amend or terminate the Offer under the circumstances described in Section 6 and Section 13. If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. If we change the price range or the aggregate purchase price sought, the Offer will remain open for at least 10 business days after the announcement. See Section 13.

How do I tender my Shares?

If you hold Shares through a broker or other nominee, instruct your nominee to tender your Shares and tell it the price at which you are tendering (or that you are tendering “at the Purchase Price”). If you hold Shares in your own name, deliver a completed Letter of Transmittal to the Depositary. In either case, the tender must be received before the Expiration Date (or, for nominees, before the nominee’s earlier deadline). See Section 3 and the Letter of Transmittal.

Until what time can I withdraw Shares that I have tendered?

You may withdraw Shares that you have tendered at any time before the Expiration Date. In addition, if we have not accepted your Shares for payment by December 22, 2026 (the 40th business day after commencement), you may withdraw them at any time thereafter. To change the price at which you have tendered, you must withdraw and re-tender. See Section 4.

How do I withdraw Shares that I have tendered?

Deliver a written notice of withdrawal to the Depositary, or, if you tendered through a nominee, instruct your nominee to withdraw your Shares, in each case before the Expiration Date and in accordance with the procedures in Section 4.

What are the conditions to the Offer?

The Offer is not conditioned on any minimum number of Shares being tendered or on financing. The Offer is subject to the conditions described in Section 6, including the absence of legal or regulatory impediments and the absence of certain material adverse developments.

Will I have to pay brokerage commissions or fees?

If you are a registered holder and tender directly to the Depositary, you will not incur brokerage fees. If you hold Shares through a nominee, your nominee may charge a fee for processing a voluntary corporate action; you should ask your nominee whether any fee applies. We will pay the fees and expenses of the Depositary and the Information Agent. See Section 14.

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What are the U.S. federal income tax consequences if I tender my Shares?

The receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. Depending on your particular circumstances, the cash you receive generally will be treated either as proceeds of a sale or exchange of your Shares (generally producing capital gain or loss) or as a distribution by the Company (which may be taxable as a dividend to the extent of our current or accumulated earnings and profits, if any). If you received your Series V Shares in the June 2023 distribution on our Common Stock, your tax basis in those Shares will depend on the tax treatment of that distribution. Payments to Non-U.S. Holders generally will be subject to U.S. withholding tax of 30% of the gross proceeds unless an exemption or reduced rate is established. See Section 12. The tax consequences of the Offer depend on your particular circumstances, and nothing in this Offer to Purchase is tax advice. You should consult your own tax advisor.

Will the Company’s directors and executive officers tender their Shares?

No. Our directors and executive officers have advised us that they will not tender any of their Series V Shares in the Offer. As of October 23, 2026, our directors and executive officers as a group (six persons) beneficially owned 3,504,348 Series V Shares, representing approximately 22.4% of the outstanding Series V Shares. As a result, if Shares are purchased in the Offer, the percentage of the outstanding Series V Shares held by our directors and executive officers will increase. See Section 10.

Does the Board or the Company make any recommendation as to whether I should tender or at what price?

No. Neither the Company nor the Board makes any recommendation as to whether you should tender or refrain from tendering, or as to the price at which you should tender. You must make your own decision after reading this Offer to Purchase and consulting your own financial, tax and legal advisors.

Whom can I contact with questions about the Offer?

The Information Agent, at the telephone number and address on the back cover of this Offer to Purchase.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include statements regarding the timing and completion of the Offer; the number of Shares that may be tendered and the Purchase Price that may result; the sources and availability of funds for the Offer; the expected effects of the Offer on the Company’s capital structure and on holders of Common Stock and Series V Shares; whether, when and on what terms the Board may convert the Series V Shares into Common Stock or pursue other means of creating liquidity for the Series V Shares, and whether any future financing may restrict a conversion; and the Company’s business, digital asset holdings, decentralized finance (“DeFi”) activities, financial condition and prospects. Words such as “may,” “will,” “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate” and similar expressions identify forward-looking statements.

Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in this Offer to Purchase and in our Annual Report on Form 10-K for the year ended December 31, 2025 and our subsequent Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statement, except as required by law, including our obligation under Rule 13e-4(c)(3) to amend the Schedule TO to reflect material changes. Notwithstanding the foregoing, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the holders of our Series V Preferred Stock:

We invite our holders of Series V Shares to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase Shares having an aggregate purchase price of up to $500,000 at a price per Share of not greater than $1.00 nor less than $0.04, net to the seller in cash, without interest and less any applicable withholding taxes, through a modified Dutch auction in which tendering holders specify the lowest price within that range at which they are willing to sell. We will select the lowest single price within the range that allows us to purchase Shares having an aggregate purchase price of up to $500,000 (or all Shares tendered, if fewer), and will pay that Purchase Price for all Shares purchased. If the Offer is oversubscribed at the Purchase Price, Shares will be purchased on a pro rata basis. See Section 1 and Section 5.

The Offer will expire at 5:00 p.m., New York City time, on December 15, 2026, unless extended or earlier terminated. The Offer is not conditioned on any minimum number of Shares being tendered, and it is not subject to a financing condition. The Offer is subject to the other conditions set forth in Section 6.

Our directors and executive officers, who together hold approximately 22.4% of the outstanding Series V Shares, have advised us that they will not tender any Shares in the Offer. See Section 10.

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Tendering holders whose Shares are registered in their own names and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us in the Offer. Holders who hold Shares through a nominee should consult their nominee regarding any fees the nominee may charge.

As of October 23, 2026, there were 15,671,405 Series V Shares outstanding and 53,110,329 shares of Common Stock outstanding. The Series V Shares are not listed on any exchange and have no established trading market. The Common Stock is listed on the Nasdaq Capital Market under the symbol “BTCS.”

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before making any decision with respect to the Offer.

RISK FACTORS

Tendering your Shares in the Offer, or deciding not to tender, involves risks. Before deciding, you should carefully consider the risks described below, together with the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2025, which is available as described in Section 9, and the other information in this Offer to Purchase. Additional risks not presently known to us or that we currently deem immaterial may also affect the Offer, the Series V Shares and the Company.

Risks Relating to Tendering Shares in the Offer

The Purchase Price will be less than the current market price of the Common Stock into which each Series V Share could be converted, and holders who tender will forgo any value from a future conversion if the Common Stock is then worth more than the Purchase Price.

Each Series V Share is convertible into one share of Common Stock at the Board’s sole discretion. The closing price of the Common Stock on Nasdaq on October 23, 2026 was $1.08 per share, compared to the price range of $0.04 to $1.00 per Share in the Offer. If the Board were in the future to convert the Series V Shares into Common Stock, and the market price of the Common Stock at that time were at or near its current level, a holder who tendered in the Offer would have received less for each Share than the value of the Common Stock the holder would otherwise have received, and would not participate in any subsequent appreciation in the Common Stock. The market price of the Common Stock is volatile and may be higher or lower at the time of any conversion than it is today; if it were to fall below the Purchase Price, a tendering holder would have received more than the then-current value of the Common Stock, but no holder can know in advance whether or when a conversion will occur or what the Common Stock will be worth at that time. The price range was established by the Board, and the Purchase Price within that range will be determined by the prices at which holders tender; neither the range nor the Purchase Price represents the Board’s or the Company’s view of the fair value of a Series V Share, and no independent valuation or fairness opinion has been obtained.

The Board may in the future convert the Series V Shares into Common Stock, which could be worth substantially more than the Purchase Price.

The Company has publicly stated that it may explore options to create liquidity for the Series V Shares and may ultimately seek to convert the Series V Shares into Common Stock after the contractual restriction described below expires. If the Company is unable to provide liquidity for the Series V Shares, the Company may, at the discretion of the Board and subject to the Board’s fiduciary duties, applicable law and the terms of the Company’s indebtedness, convert each Series V Share into one share of Common Stock. The Board has not determined to effect any such conversion, and there can be no assurance that a conversion will occur at any particular time or at all. Any such conversion would occur after the Expiration Date of the Offer and would not benefit holders who tendered in the Offer. The Company’s directors and executive officers, who have advised the Company that they will not tender their Shares, would benefit from any such conversion with respect to the Shares they retain.

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Holders who tender will lose the liquidation preference and dividend eligibility of the Series V Shares.

The Series V Shares carry a liquidation preference equal to 120% of the as-converted amount and are eligible, at the Board’s discretion, for dividends and distributions of up to 20% per annum and for participation in distributions made to holders of Common Stock. The Company has from time to time paid special dividends in which holders of Series V Shares participated. Holders who tender their Shares will not be entitled to any dividend or distribution declared after the Expiration Date.

The Company is not making any recommendation, and holders must rely on their own evaluation.

Neither the Company nor the Board makes any recommendation as to whether holders should tender. The Company has interests in the Offer that may differ from those of tendering holders: every Share purchased at any price within the range reduces the potential dilution to holders of Common Stock at a cost below the current market value of a share of Common Stock, and the Company’s directors and executive officers, who will not tender, will hold a larger percentage of the remaining Series V Shares after the Offer. See Section 2 and Section 10.

You will not know the Purchase Price when you tender, your Shares may not be purchased if you tender above the Purchase Price, and your Shares may be prorated.

In a modified Dutch auction the Purchase Price is determined only after the Expiration Date, based on the prices specified by all tendering holders. If you tender at a price above the Purchase Price ultimately determined, none of your Shares will be purchased. If you tender at the minimum price or “at the Purchase Price” to maximize the likelihood of purchase, you may contribute to a lower Purchase Price for all holders, including yourself. If Shares having an aggregate purchase price of more than $500,000 are tendered at or below the Purchase Price, purchases will be prorated and you may not be able to sell all of the Shares you tender. See Section 1 and Section 5.

The receipt of cash in the Offer will be a taxable transaction, and the tax treatment is uncertain for some holders.

Depending on a holder’s particular circumstances, the cash received may be treated as proceeds of a sale (generally capital gain or loss) or as a distribution that may be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits, if any, and payments to non-U.S. holders generally will be subject to U.S. withholding tax. In addition, a holder’s adjusted tax basis in Series V Shares received in the June 2023 distribution depends on the tax treatment of that distribution. We do not provide tax advice, and holders should consult their own tax advisors. See Section 12.

The Offer is subject to conditions, and the Company may extend, amend or terminate the Offer.

If a condition described in Section 6 is not satisfied or waived, we may terminate the Offer and return tendered Shares without payment. We may also extend the Offer, during which time tendered Shares will remain subject to the Offer (although withdrawal rights will continue to apply) and payment will be delayed. Tendered Shares cannot be sold or transferred while they are subject to the Offer.

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Nominees may impose earlier deadlines or fees, and tenders submitted late or incorrectly will not be accepted.

Holders who hold Shares in street name must instruct their nominee to tender, and nominees commonly set cutoffs one or more business days before the Expiration Date and may charge processing fees. Because the Series V Shares have no market price, some nominees display the Shares at no value, which may cause confusion; this does not affect a holder’s ability to tender. We will determine all questions as to the validity, form and eligibility of tenders in our sole discretion, and defective tenders will not be accepted unless the defect is cured or waived.

Risks Relating to Retaining Series V Shares

There is no trading market for the Series V Shares, and none may develop.

The Series V Shares are not listed on any securities exchange. Trading on the Upstream platform, on which the Series V Shares were listed in 2023, has not been available to U.S. holders since November 1, 2023, and the Company has no present ability to provide a trading market. The Company has stated that it may explore tokenization or other means of creating liquidity, but it can give no assurance that any such initiative will be permitted by regulators, implemented, or result in a liquid market. Holders who do not tender may be unable to sell their Shares for an indefinite period, and their nominees may continue to carry the Shares at no ascribed value.

Conversion of the Series V Shares into Common Stock is entirely within the Board’s discretion, may never occur, and is contractually restricted while the Company’s senior secured convertible notes remain outstanding.

Although stockholders approved an amendment authorizing the Board to convert the Series V Shares on a one-for-one basis, the Board is under no obligation to do so, and the Company’s July 2025 securities purchase agreement prohibits the Company, while the related notes remain outstanding, from amending the Series V Shares to provide for conversion before January 21, 2027, and in consideration for the noteholders’ consent to the Offer the Company has agreed to extend that restriction until none of the May 2025 or July 2025 notes remain outstanding (the July 2025 notes are scheduled to mature on July 21, 2027). Any statement in this Offer to Purchase of the Board’s intentions regarding the Series V Shares is a statement of intention, not a commitment, and the Board may decide differently. The Board could decide not to convert the Series V Shares at all, to convert them on a different timetable than holders expect, or to pursue other transactions involving the Series V Shares, including additional repurchases at prices that may be higher or lower than the Purchase Price. In particular, because the Series V Shares would convert as a class, all at once, the Board expects to consider the liquidity of the Common Stock and the ability of the market to absorb the additional shares before converting, and may defer any conversion until it believes the market can do so. Holders who retain Shares may therefore realize value later, or in a different amount, than they anticipate.

A future financing could require the Company to agree not to convert the Series V Shares, which could delay or prevent any conversion.

The Series V Shares represent approximately 15.7 million potential shares of Common Stock, or roughly 23% of the Common Stock that would be outstanding after a conversion, and the Company has a history of financing its business through the issuance of securities. If the Company seeks additional financing, whether debt, convertible debt, preferred stock or otherwise, the investors in that financing may require, as a condition of providing it, that the Company agree not to convert the Series V Shares into Common Stock for a specified period or for so long as the financing remains outstanding, as the holders of the Company’s July 2025 notes did. The Company does not intend to agree to a condition that would foreclose a conversion, and any such agreement would be entered into only if the Board determined that the financing was in the best interests of the Company and its stockholders as a whole; however, an agreement of this kind could delay any conversion or prevent one while the financing is outstanding, and the Company cannot predict whether such a condition will be requested or accepted.

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The value of the Series V Shares depends on the value of the Common Stock, which is highly volatile.

Because the principal economic attribute of a Series V Share is the possibility of conversion into one share of Common Stock, its value will fluctuate with the market price of the Common Stock. The Common Stock has traded between $0.96 and $4.34 over the past 52 weeks, and its price is affected by the price of Ether and other digital assets, the performance of our DeFi activities, our leverage, and market and regulatory developments affecting digital asset treasury companies. A holder who retains Shares bears the risk that the Common Stock will decline in value before any conversion occurs.

Future issuances of Common Stock will dilute the interest represented by the Series V Shares.

We fund our operations and digital asset acquisitions in part through sales of Common Stock under our at-the-market program and through convertible notes. Each such issuance increases the number of shares of Common Stock outstanding and reduces the percentage interest that the Series V Shares would represent upon conversion.

Following the Offer, fewer Series V Shares will be outstanding, which may further reduce any prospect of a trading market.

To the extent Shares are purchased in the Offer, the number of outstanding Series V Shares and the number of holders will decline, which may reduce the feasibility of any future listing or tokenization initiative.

Risks Relating to the Company

Our financial condition, liquidity and ability to fund the Offer depend on the value of our digital assets and on continued access to capital.

As of June 30, 2026, we had approximately $0.3 million in cash and cash equivalents, digital assets with a fair value of approximately $88.1 million (the substantial majority of which was deployed as collateral for approximately $36.0 million of borrowings under the Aave protocol), and approximately $13.5 million of convertible notes payable, net, and we reported a net loss of approximately $104.1 million for the six months then ended, driven principally by decreases in the fair value of our digital assets. We expect to fund the Offer from cash on hand, sales of digital assets, at-the-market sales of Common Stock, or a combination. Sales of digital assets to fund the Offer would reduce our collateral and could require us to repay DeFi borrowings; and at-the-market sales would dilute holders of Common Stock. If the value of Ether declines significantly, our collateral could be liquidated by the lending protocol. See Section 8.

We are subject to the risks of the digital asset industry, including price volatility, regulatory uncertainty, custody and smart-contract risk, and counterparty risk in DeFi protocols.

Our business consists principally of holding Ether, staking, providing liquidity and borrowing in decentralized finance protocols, and related blockchain infrastructure activities. These activities expose us to the risks described in our periodic reports, including extreme price volatility, the possibility of loss through smart-contract vulnerabilities or protocol failures, evolving regulation of digital assets and tokenized securities, and the potential loss of access to banking or exchange counterparties. Any of these could reduce the value of the Common Stock and, correspondingly, of the Series V Shares.

We may fail to maintain compliance with Nasdaq continued listing standards.

The Common Stock must maintain a minimum bid price of $1.00 and satisfy other Nasdaq continued listing requirements. The Common Stock has recently traded near that level. A delisting of the Common Stock would materially reduce the liquidity and value of the Common Stock and, correspondingly, the value of any future conversion of the Series V Shares.

We have a history of losses and may need additional capital, and our stock repurchases are subject to Nevada law limitations.

We have an accumulated deficit of approximately $277.4 million as of June 30, 2026. Under Nevada law, we may not purchase our own shares if, after giving effect to the purchase, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus amounts needed to satisfy preferential rights of senior shares. If we are unable to satisfy these tests at the time of purchase, we may be required to terminate the Offer.

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THE OFFER

1. Number of Shares; Purchase Price; Priority of Purchases; Proration; Expiration Date

General. Upon the terms and subject to the conditions of the Offer, we will purchase Shares having an aggregate purchase price of up to $500,000 that are validly tendered and not validly withdrawn before the Expiration Date, at a price per Share of not greater than $1.00 nor less than $0.04, net to the seller in cash, without interest and less any applicable withholding taxes. The term “Expiration Date” means 5:00 p.m., New York City time, on December 15, 2026, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires. See Section 13. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is subject to the conditions set forth in Section 6.

As of October 23, 2026, there were 15,671,405 Series V Shares outstanding. Our directors and executive officers, who hold 3,504,348 of those Shares (approximately 22.4%), have advised us that they will not tender, so the Shares that could be tendered in the Offer are the approximately 12,167,057 Shares held by other holders. At the maximum price of $1.00, Shares having an aggregate purchase price of $500,000 would represent 500,000 Shares, or approximately 4.1% of the Shares held by holders other than our directors and executive officers. At the minimum price of $0.04, the aggregate purchase price of all such Shares would be approximately $486,700, less than the $500,000 cap, so that every Share validly tendered at a Purchase Price of $0.04 could be purchased without proration; at any Purchase Price of $0.05 or more, proration is possible.

Determination of the Purchase Price. The Offer is being conducted through a procedure commonly referred to as a “modified Dutch auction.” A tendering holder may specify the lowest price within the range of $0.04 to $1.00 per Share, in increments of $0.01, at which the holder is willing to sell Shares, or may elect to tender at the Purchase Price as determined by us (in which case the Shares will be deemed tendered at $0.04). Promptly after the Expiration Date, we will determine a single per-Share Purchase Price, not greater than $1.00 nor less than $0.04, that we will pay for Shares purchased in the Offer, taking into account the number of Shares tendered and the prices specified by tendering holders. The Purchase Price will be the lowest price within the range that will enable us to purchase Shares having an aggregate purchase price of up to $500,000 or, if fewer Shares are validly tendered and not withdrawn, all such Shares. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the holder tendered at a lower price. We will purchase only Shares tendered at prices at or below the Purchase Price; Shares tendered at prices above the Purchase Price will not be purchased and will be returned promptly.

Priority of Purchases; Proration. If Shares having an aggregate purchase price of more than $500,000 are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase, on a pro rata basis, all Shares tendered at or below the Purchase Price, with appropriate adjustments to avoid the purchase of fractional Shares. We reserve the right, in our sole discretion, to purchase up to an additional 2% of the outstanding Shares (approximately 313,428 Shares) without amending or extending the Offer; any such additional Shares would be purchased at the Purchase Price determined without regard to the additional Shares, which would reduce any proration. Because of the difficulty of determining the number of Shares validly tendered and not withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased until approximately three business days after the Expiration Date. Preliminary results of any proration will be announced by press release promptly after the Expiration Date.

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How the Board set the range. In establishing the range of $0.04 to $1.00 per Share and the aggregate purchase cap, the Board considered, among other things, the absence of any trading market for the Series V Shares; the fact that conversion of the Series V Shares into Common Stock is at the Board’s discretion, is contractually restricted while the Company’s senior secured convertible notes remain outstanding, and may not occur; the Company’s cash position and the availability and cost of funds; the benefit to holders of Common Stock of reducing potential dilution; the Board’s view that the Offer should be structured as a voluntary liquidity option for holders who prefer cash now rather than as a purchase at a price reflecting the full as-converted value of the Shares; and the Board’s belief that a range permits tendering holders, rather than the Company alone, to determine the price at which the Offer clears. Because there is no trading market for the Series V Shares and therefore no market price to which a range could be anchored, the Board set a deliberately wide range, with a minimum price at which the aggregate purchase cap would be sufficient to purchase every Share held by holders other than our directors and executive officers, and a maximum price of $1.00, so that the prices at which holders choose to tender, rather than a judgment by the Company, determine the Purchase Price. The Board did not obtain any independent valuation or fairness opinion. Neither the range nor the Purchase Price ultimately determined represents the Board’s or the Company’s view of the fair value of a Series V Share.

Illustration. With the aggregate purchase cap of $500,000: if Shares tendered at $0.04 through $0.09 together have an aggregate purchase price of less than the cap, and Shares tendered at $0.04 through $0.10 together exceed it, the Purchase Price will be $0.10, all Shares tendered at $0.10 or below will be purchased at $0.10 (subject to proration), and Shares tendered above $0.10 will be returned. If every tendering holder tenders at $0.04 or at the Purchase Price, the Purchase Price will be $0.04 and, because the aggregate purchase price of all eligible Shares at $0.04 (approximately $486,700) is less than the cap, every Share tendered will be purchased without proration. This illustration is hypothetical and is not a prediction of the Purchase Price.

2. Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Background

On June 2, 2023, we distributed one Series V Share for each share of Common Stock held of record on May 12, 2023, as a dividend to our stockholders. The Series V Shares were subsequently listed for trading on Upstream, a blockchain-based trading platform, under the symbol “BTCSP.” Effective November 1, 2023, Upstream suspended U.S. persons from trading on its platform, and since that time U.S. holders have had no practical means of transferring or selling Series V Shares. At our 2024 annual meeting held on September 6, 2024, holders of Common Stock and Series V Shares, voting as separate classes, approved an amendment to the Certificate of Designation of the Series V Preferred Stock authorizing the Board, in its discretion, to convert each Series V Share into one share of Common Stock; the approval was required under the Nasdaq Listing Rules. The Board has not exercised this authority.

In connection with our issuance of senior secured convertible notes to institutional investors in July 2025, we agreed that, unless the notes are earlier repaid, we would not amend the Series V Shares to provide for conversion into Common Stock before January 21, 2027, and that, while the notes are outstanding, we would not repurchase more than a de minimis number of shares of our capital stock or pay dividends other than Permitted Dividends. In the press release announcing that financing, we stated that we may re-explore options to create liquidity for the Series V Shares, including potential tokenization on the Ethereum blockchain, that we can provide no assurance that we will be able to do so, and that we may ultimately seek to convert the Series V Shares to Common Stock when the restriction expires.

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If the Company is unable to provide liquidity for the Series V Shares, the Company may, at the discretion of the Board and subject to the Board’s fiduciary duties, applicable law and the terms of the Company’s indebtedness and of any future financing, convert each Series V Share into one share of Common Stock following the expiration of the contractual restriction. The Board has not determined to effect any such conversion, and there can be no assurance that a conversion will occur at any particular time or at all.

Considerations relevant to the timing of any conversion. In deciding whether and when to exercise its authority to convert the Series V Shares, the Board expects to consider, among other things, the trading volume and liquidity of the Common Stock and the ability of the market for the Common Stock to absorb the issuance of up to approximately 15.7 million additional shares (less any Shares purchased in the Offer) without undue disruption; the status of the contractual restriction described above and of the Company’s other indebtedness; the availability of other means of creating liquidity for the Series V Shares, including tokenization or listing; the Company’s use of its at-the-market offering program and other financing activities, including the possibility that investors in a future financing may require the Company to agree not to convert the Series V Shares for a period of time as a condition of the financing; and the Board’s fiduciary duties to all stockholders. Because the Certificate of Designation, as amended, provides for conversion of the Series V Shares as a class, all at once, the Board may determine to defer any conversion until it believes the market for the Common Stock can sufficiently absorb the resulting dilution. There can be no assurance as to whether or when any conversion will occur, and holders should not tender, or refrain from tendering, based on any assumption regarding the timing of a conversion.

On October 14, 2026, the Board approved the Offer, and on October 13, 2026, the holders of the May 2025 and July 2025 notes consented to the purchase of Shares in the Offer. As consideration for those consents, the Company agreed to amend the July 2025 securities purchase agreement and the May 2025 securities purchase agreement so that the Company’s covenant not to amend the Series V Shares to provide for conversion into Common Stock, and not otherwise to cause the Series V Shares to be converted into Common Stock, continues until none of the May 2025 or July 2025 notes remain outstanding, rather than expiring on January 21, 2027. The July 2025 notes, the later-maturing tranche, are scheduled to mature on July 21, 2027; the restriction would end earlier if all of the notes are repaid or converted before that date, and would continue if the maturity of any of the notes is extended. Accordingly, the Board cannot cause the Series V Shares to be converted into Common Stock while any of the notes remain outstanding, and references in this Offer to Purchase to the contractual restriction on conversion refer to the restriction as so extended.

Purpose of the Offer

The Board believes that the Offer is in the best interests of the Company and its stockholders as a whole for the following reasons:

●	A voluntary liquidity option for holders of Series V Shares, at a price holders help set. Holders of Series V Shares currently have no means of selling their Shares. The Offer provides each holder the opportunity to receive cash now, and the modified Dutch auction allows tendering holders, rather than the Company alone, to determine the price at which the Offer clears. Holders who do not tender will retain their Series V Shares and the rights described in this Offer to Purchase, and will continue to bear the risks described under “Risk Factors—Risks Relating to Retaining Series V Shares.”

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●	Reduction of potential dilution to holders of Common Stock. If all outstanding Series V Shares were converted into Common Stock, the number of outstanding shares of Common Stock would increase from approximately 53.1 million to approximately 68.8 million, and existing holders of Common Stock would own approximately 77% of the enlarged share count. Each Share purchased in the Offer eliminates one potential share of Common Stock at a cash cost of no more than $1.00, compared with the October 23, 2026 closing price of the Common Stock of $1.08. If, for example, 25% of the Series V Shares held by holders other than our directors and executive officers were purchased in the Offer and the remainder later converted, existing holders of Common Stock would own approximately 81% of the enlarged share count rather than approximately 77%.

●	Reduction of overhang and simplification of the capital structure. The Series V Shares represent a substantial number of shares that could enter the public market upon any future conversion. Reducing the number of outstanding Series V Shares reduces that overhang and simplifies the Company’s capital structure for current and prospective investors.

●	Efficient use of capital. The Board considered alternative uses of the funds required for the Offer and concluded that, at any price within the range, the Offer represents an attractive use of capital relative to the potential dilution avoided.

The Board also considered potential disadvantages of the Offer, including the use of cash or other resources at a time when the Company’s liquidity is limited, the possibility that holders who tender will receive less than the value they would receive on a future conversion, the possibility that thin participation results in a Purchase Price at the top of the range, and the possibility that the Offer may be perceived unfavorably by some holders. The Board concluded that, because participation is entirely voluntary and holders who do not tender will retain their Series V Shares and the rights described in this Offer to Purchase, and will continue to bear the risks described under “Risk Factors—Risks Relating to Retaining Series V Shares,” these considerations were outweighed by the benefits described above.

Certain Effects of the Offer

Shares purchased in the Offer will be retired and will resume the status of authorized but unissued shares of preferred stock. The purchase of Shares will reduce the number of Series V Shares outstanding and the number of holders of Series V Shares, which may further reduce any prospect of a trading market developing for the remaining Shares. The Offer will have no effect on the rights of holders who do not tender.

The Series V Shares are not registered under Section 12 of the Exchange Act, and the Offer will not affect the registration of the Common Stock under Section 12(b) of the Exchange Act or our reporting obligations. To the Company’s knowledge, the Series V Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System.

The Company’s directors and executive officers have advised the Company that they will not tender any Shares. Because they will retain their Shares, their proportionate ownership of the Series V Shares (approximately 22.4% before the Offer) will increase as a result of the Offer. See Section 10.

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Plans and Proposals

Except as disclosed in this Offer to Purchase (including under “Background” above with respect to the possible conversion of the Series V Shares and possible initiatives to create liquidity for the Series V Shares) and in our filings with the SEC, we have no current plans, proposals or negotiations that relate to or would result in: any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any material change in our present dividend rate or policy, or our indebtedness or capitalization; any change in our present Board or management; any other material change in our corporate structure or business; any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized to be quoted on Nasdaq; the suspension of our obligation to file reports under Section 15(d) of the Exchange Act; the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, we regularly evaluate financing alternatives, including sales of Common Stock under our at-the-market program, convertible and other debt financings, and DeFi borrowings, and may engage in such transactions at any time. We also continue to evaluate strategic alternatives for the Series V Shares, including tokenization, listing, additional repurchases (including one or more subsequent tender offers) at prices that may be higher or lower than the Purchase Price, or other transactions, and may take any such action at any time following the Offer, subject to applicable law and Rule 13e-4(f)(6) under the Exchange Act, which prohibits us and our affiliates from purchasing any Series V Shares, other than in the Offer, until at least 10 business days after the Expiration Date or termination of the Offer.

Prior Purchases. During the past two years, the Company has not purchased any Series V Shares.

Accounting Treatment. Shares purchased in the Offer will be retired and cancelled and will no longer be issued or outstanding. Because the Series V Preferred Stock is classified as permanent equity, the purchase will be accounted for as a capital transaction, and we will not recognize any gain or loss in our results of operations, regardless of the Purchase Price. We will reduce the carrying amount of the Series V Preferred Stock by the amount attributable to the Shares purchased, determined on an average per-share basis, and will record the difference between the aggregate Purchase Price and that carrying amount, together with the fees and expenses of the Offer, as an adjustment to additional paid-in capital. In arriving at net loss attributable to common stockholders and net loss per share of Common Stock, SEC staff guidance requires that the difference between the aggregate Purchase Price paid to tendering holders and the carrying amount of the Shares purchased be deducted from net loss if the Purchase Price per Share exceeds that carrying amount, or added to net loss if it is less. The Offer will reduce total stockholders’ equity by the amount paid and will not change our net loss. This description reflects our preliminary assessment, and the accounting treatment remains subject to further review.

3. Procedures for Tendering Shares

Specifying a Purchase Price

You must specify in the Letter of Transmittal (or, if tendering through a nominee, in your instruction to the nominee) either (a) the lowest price, not greater than $1.00 nor less than $0.04 and in increments of $0.01, at which you are willing to sell your Shares, or (b) that you are tendering “at the Purchase Price,” in which case your Shares will be deemed tendered at $0.04 and will be purchased, subject to proration, at the Purchase Price we determine. A tender that does not specify a price or an “at the Purchase Price” election will be deemed to have been made at the Purchase Price. You may tender different portions of your Shares at different prices, but the same Shares may not be tendered at more than one price (unless previously validly withdrawn). To do so, you must submit a separate Letter of Transmittal, or a separate instruction to your nominee, for each price at which you tender. Tendering at the minimum price or at the Purchase Price increases the likelihood that your Shares will be purchased but may lower the Purchase Price paid to all holders.

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Valid Tender

For Shares to be validly tendered, (a) for Shares held through DTC, the Depositary must receive, before the Expiration Date, a confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC together with an Agent’s Message (as defined below), or (b) for Shares registered in the holder’s name on the books of the transfer agent, the Depositary must receive, before the Expiration Date, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, and any other documents required by the Letter of Transmittal; or, in either case, the tendering holder must comply with the guaranteed delivery procedure described below.

Holders of Shares in Street Name

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your nominee and instruct it to tender your Shares on your behalf and tell it the price at which you are tendering (or that you are tendering “at the Purchase Price”). Your nominee will typically notify you of the Offer as a voluntary corporate action and provide a means of submitting your instruction online, by telephone or in writing. Your nominee will then tender your Shares through DTC’s ATOP system. Nominees generally establish their own deadlines, which may be one or more business days before the Expiration Date. You should contact your nominee promptly to determine its deadline and any fees it may charge. Because the Series V Shares have no market price, some nominees display the Shares in account statements at no value; this does not affect your ability to tender.

Book-Entry Transfer through DTC

The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s ATOP procedures. Delivery of documents to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from the DTC participant tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Registered Holders

If your Shares are registered in your name on the books of Equity Stock Transfer, LLC (including Shares held in direct registration, or “DRS,” form), complete and sign the Letter of Transmittal in accordance with its instructions and deliver it to the Depositary at the address on the back cover of this Offer to Purchase. The method of delivery of all documents is at the election and risk of the tendering holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended, and sufficient time should be allowed to ensure timely delivery.

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Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if (a) it is signed by the registered holder of the Shares and payment is to be made directly to that holder, or (b) the Shares are tendered for the account of a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States (each, an “Eligible Institution”). In all other cases, signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

Guaranteed Delivery

If you wish to tender Shares but cannot complete the procedures above before the Expiration Date, you may tender by satisfying all of the following: (a) the tender is made by or through an Eligible Institution; (b) the Depositary receives, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form provided with this Offer to Purchase (by mail, overnight courier, email to tenderoffers@equitystock.com or, for DTC participants, through ATOP); and (c) the Depositary receives, within three Nasdaq trading days after the date of the Notice of Guaranteed Delivery, the Letter of Transmittal (or a book-entry confirmation with an Agent’s Message) and any other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any particular Shares or any particular holder, whether or not we waive similar defects or irregularities in the case of other holders. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tendering Holder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

A tender of Shares under any of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to us that (a) the holder has a “net long position,” within the meaning of Rule 14e-4 under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (b) the tender complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the Expiration Date, the person has a net long position in the Shares tendered. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer.

No Certificates

The Series V Shares were issued in book-entry form and no certificates were issued.

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Backup Withholding

To prevent U.S. federal backup withholding (currently at a rate of 24%) on payments made in the Offer, each tendering U.S. holder must provide the Depositary with a properly completed IRS Form W-9 (included with the Letter of Transmittal) or otherwise establish an exemption. Non-U.S. holders must submit the appropriate IRS Form W-8. Holders who tender through a nominee should confirm that the nominee holds a valid form on file. See Section 12.

Return of Unpurchased Shares

If any tendered Shares are not purchased, or if the Offer is terminated, the Shares will be credited back to the tendering holder’s account at DTC or on the books of the transfer agent, as applicable, promptly after the Expiration Date or termination of the Offer, without expense to the holder.

4. Withdrawal Rights

You may withdraw Shares that you have tendered at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw them at any time after December 22, 2026, the 40th business day following the commencement of the Offer. Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary (a) before the Expiration Date or (b) at any time after 12:00 midnight, New York City time, at the end of December 22, 2026, if we have not accepted the Shares for payment by that time. The notice must specify the name of the person who tendered the Shares, the number of Shares to be withdrawn and the name of the registered holder, if different. If Shares were tendered through DTC, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures; holders who tendered through a nominee must instruct their nominee to withdraw, and the nominee may impose an earlier deadline.

Withdrawn Shares may be re-tendered at any time before the Expiration Date by following the procedures in Section 3. A holder who wishes to change the price at which Shares have been tendered must validly withdraw the Shares and re-tender them at the new price. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal in our sole discretion, and our determination will be final and binding, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this Section 4.

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5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date we will (a) determine the Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering holders, and (b) accept for payment and pay for, and thereby purchase, Shares having an aggregate purchase price of up to $500,000 (subject to increase as described in Section 1) that are validly tendered at prices at or below the Purchase Price and not validly withdrawn, subject to the proration provisions described in Section 1. For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, Shares that are validly tendered and not validly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment.

We will announce the Purchase Price and the preliminary results of the Offer, including any preliminary proration factor, by press release promptly after the Expiration Date, and will pay the Purchase Price for all Shares accepted promptly after the final proration factor is determined. We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to tendering holders. Payments for Shares held through DTC will be made to DTC for credit to the accounts of the applicable DTC participants, which will in turn credit their customers’ accounts. Shares tendered at prices above the Purchase Price, and Shares not purchased because of proration, will be returned promptly at no expense to the holder. Under no circumstances will we pay interest on the Purchase Price, regardless of any delay in making payment. We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased in the Offer, except that if payment is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, the amount of any such taxes will be deducted from the Purchase Price unless satisfactory evidence of payment or exemption is submitted.

6. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or has been reasonably determined by us to have occurred) and, in our reasonable judgment, the occurrence of such event makes it inadvisable to proceed with the Offer or with acceptance for payment:

●	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares in the Offer, or otherwise relates in any manner to the Offer, or (ii) in our reasonable judgment could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects, or otherwise materially impair the contemplated benefits of the Offer to us;

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●	any action has been taken, or any statute, rule, regulation, judgment, order or injunction has been proposed, sought, enacted, entered, enforced, promulgated, amended or deemed applicable to the Offer or to us, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares, or (iii) materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

●	there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) any decline of more than 10% in the market price of the Common Stock or in the Nasdaq Composite Index measured from the close of trading on October 23, 2026, the last trading day before commencement of the Offer; (iii) a decline of more than 20% in the U.S. dollar price of Ether measured from October 23, 2026; (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (v) the commencement or escalation of a war, armed hostilities or other international or national calamity, or any act of terrorism, directly or indirectly involving the United States; (vi) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, materially affects, the extension of credit by banks or other lending institutions in the United States; (vii) any material adverse change in the operation, security or availability of the Ethereum network or of the DeFi protocols on which a material portion of our digital assets are deployed; or (viii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

●	a tender or exchange offer for any or all of our Common Stock or Series V Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving us, has been proposed, announced or made by any person or has been publicly disclosed, or we have learned that any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Common Stock, or any such person or group that had publicly disclosed such ownership before the commencement of the Offer has acquired or proposes to acquire additional Common Stock constituting more than 2% of the outstanding Common Stock, or has filed a Schedule 13D or Schedule 13G disclosing an intent to acquire us or any of our assets or securities;

●	any change or changes have occurred or are threatened in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material and adverse to us, or we have become aware of any fact that, in our reasonable judgment, is or may be material and adverse with respect to the value of the Shares;

●	a default or event of default has occurred under any of our senior secured convertible notes or under the securities purchase agreements dated May 13, 2025 and July 21, 2025 under which they were issued;

●	we determine that the consummation of the Offer and the purchase of the Shares would not be permitted under Section 78.288 of the Nevada Revised Statutes or would otherwise violate applicable law; or

●	any approval, permit, authorization, favorable review or consent of any governmental, regulatory or administrative agency or authority, or of any third party consents, required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable judgment.

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The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or inaction by us), and may be waived by us, in whole or in part, at any time and from time to time before the Expiration Date in our sole discretion, subject to applicable law. If any condition has been triggered before the Expiration Date, we will promptly announce whether we will waive the condition and proceed with the Offer or terminate the Offer, and we will not defer that decision by declining to assert a condition we know has been triggered. Any determination by us concerning the events described above will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. If any condition is triggered and we do not waive it, we will promptly notify holders of our decision to terminate or amend the Offer or to waive the condition, and, if we waive a material condition, the Offer will remain open for the period required by applicable law.

7. Price Range of the Shares; Dividends

There is no established public trading market for the Series V Shares. The Series V Shares are not listed on any national securities exchange or quoted on any automated quotation system. The Series V Shares were listed for trading on the Upstream platform under the symbol “BTCSP” beginning June 29, 2023; effective November 1, 2023, Upstream suspended trading by U.S. persons, and to our knowledge there has been no meaningful trading in the Series V Shares since that date. Accordingly, we are unable to provide historical high and low sales prices for the Series V Shares.

Because each Series V Share may, at the Board’s discretion, be converted into one share of Common Stock, holders may find the market price of the Common Stock relevant, while bearing in mind that no conversion has been approved by the Board and none may occur. The Common Stock is listed on the Nasdaq Capital Market under the symbol “BTCS.” On October 23, 2026, the last full trading day before the commencement of the Offer, the closing price of the Common Stock on Nasdaq was $1.08 per share. The market price of the Common Stock has been volatile and may be higher or lower during and after the Offer. We urge holders to obtain current market quotations for the Common Stock before deciding whether to tender and at what price.

Dividends. The Series V Shares do not carry a fixed dividend. Holders of Series V Shares are eligible, at the Board’s discretion, for dividends or distributions of up to 20% per annum and for participation in distributions made to holders of Common Stock. The Company has from time to time paid one-time special dividends. In October 2025, the Company paid a special dividend of $0.05 per share on the Common Stock and the Series V Shares, with an aggregate value of approximately $3.2 million; holders of Common Stock could elect to receive it in cash or in Ether, and holders of Series V Shares received it in cash. In February 2026, the Company made a one-time loyalty payment of $0.35 per share, paid in Ether with an aggregate value of approximately $0.7 million, to eligible holders of Common Stock who held their shares with the transfer agent; holders of Series V Shares did not participate. The Company does not intend to pay recurring cash dividends. Under the securities purchase agreement governing our July 2025 notes, dividends are limited to Permitted Dividends while the notes are outstanding. Holders who tender Shares will not be entitled to any dividend declared after the Expiration Date.

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8. Source and Amount of Funds

The maximum aggregate Purchase Price is $500,000. We will also pay the fees and expenses of the Offer, including the fees of the Depositary and the Information Agent, legal fees, SEC filing fees and printing and mailing costs. See Section 14.

We expect to fund the Offer from one or a combination of the following sources: (a) cash and stablecoins on hand; (b) proceeds from the sale of Ether or other digital assets held in our treasury; and (c) proceeds from sales of Common Stock under our At-The-Market Offering Agreement, dated September 14, 2021, as amended, with H.C. Wainwright & Co., LLC, as sales agent. As of June 30, 2026, we had approximately $0.3 million of cash and cash equivalents and less than $0.1 million of stablecoins, digital assets with an aggregate fair value of approximately $88.1 million, approximately $36.0 million of DeFi borrowings and approximately $13.5 million of convertible notes payable, net. DeFi borrowings bear variable interest rates set by the protocol, are repayable at any time, and are subject to liquidation of the collateral if the value of the collateral falls below protocol-defined thresholds. The Offer is not conditioned on our obtaining financing. We have no alternative financing arrangements or plans other than as described in this Section 8.

9. Certain Information Concerning the Company

BTCS Inc. is a Nevada corporation headquartered at 303 W. Lancaster Avenue #336, Wayne, Pennsylvania 19087; our telephone number is (202) 430-6576. We are a blockchain infrastructure and technology company focused on the Ethereum ecosystem. Our activities include holding Ether as a treasury asset, staking and validator operations, decentralized finance activities conducted through our Imperium business line, and related infrastructure. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BTCS.”

Availability of Reports and Other Information. We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available at the SEC’s website, www.sec.gov, and on our website at www.btcs.com. We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, together with exhibits, pursuant to Rule 13e-4 under the Exchange Act. The exhibits include the Letter of Transmittal, the questions and answers about the Offer posted on our website at www.btcs.com/seriesv-tender, the postcard mailed to holders of Shares and the press release announcing the Offer, and any other written communication we publish or send to holders about the Offer will be filed as an exhibit to the Schedule TO when first used. None of those materials forms part of this Offer to Purchase; if anything in them differs from this Offer to Purchase, this Offer to Purchase controls. The Schedule TO, including the exhibits and any amendments, may be examined and copies obtained at the same places and in the same manner as set forth above.

Additional Information. For additional information about the Company, including its business, financial condition and results of operations, holders may wish to review our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, our Current Reports on Form 8-K filed since January 1, 2026, and the Certificate of Designation of the Series V Preferred Stock, filed as an exhibit to our Current Report on Form 8-K filed on January 31, 2023, as amended by the Certificate of Amendment filed as an exhibit to our Current Report on Form 8-K filed on April 19, 2023. These documents are available at www.sec.gov and on our website, and copies may be obtained without charge from the Information Agent. None of these documents is incorporated by reference into, or forms part of, this Offer to Purchase.

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Financial Information. Financial statements are not included in, or incorporated by reference into, this Offer to Purchase because the consideration offered consists solely of cash, the Offer is not subject to any financing condition and the Company is a public reporting company that files reports electronically on EDGAR. See Instruction 2 to Item 10 of Schedule TO.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of October 23, 2026, our directors and executive officers as a group (six persons) beneficially owned an aggregate of 3,504,348 Series V Shares, representing approximately 22.4% of the outstanding Series V Shares, and 12,228,271 shares of Common Stock, representing approximately 21.9% of the outstanding Common Stock. The names and beneficial holdings of our directors and executive officers are set forth in Schedule A. The Series V Shares beneficially owned by our Chief Executive Officer include 1,300,000 Shares held by trusts for the benefit of Mr. Allen’s children, of which Mr. Allen is the trustee and has voting power. Each trust has advised us that it will not tender any Shares in the Offer.

Our directors and executive officers have advised us that they will not tender any of their Series V Shares in the Offer. Accordingly, if Shares are purchased in the Offer, the percentage of the outstanding Series V Shares beneficially owned by our directors and executive officers will increase. For example, if Shares having an aggregate purchase price of $500,000 are purchased at the maximum price of $1.00 (500,000 Shares), our directors and executive officers would own approximately 23% of the Series V Shares remaining outstanding; if every Share held by other holders were tendered and purchased at $0.04, they would own all of the remaining Series V Shares. Any future conversion of the Series V Shares into Common Stock would apply to the Shares retained by our directors and executive officers on the same terms as to all other holders.

Certain of our directors and executive officers received Series V Shares as restricted stock awards under our equity incentive plan; 278,375 of such Shares remain subject to vesting. Except as described in this Offer to Purchase or in our filings with the SEC (including our proxy statement with respect to equity compensation arrangements, and our reports on Form 8-K with respect to the May 2025 and July 2025 convertible note financings, in which our Chief Executive Officer participated directly and a trust of which he is a beneficiary participated, in each case on the same terms as other investors, as described above), neither we nor, to our knowledge, any of our directors, executive officers or affiliates is a party to any agreement, arrangement or understanding with any other person with respect to any of our securities, including any agreement relating to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

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Our Chief Executive Officer, Charles W. Allen, purchased $100,000 aggregate principal amount of the notes issued under the May 13, 2025 securities purchase agreement (the “May 2025 notes”) in his individual capacity. In addition, the Deane A. Gilliam 2017 Irrevocable Family Trust (the “Gilliam Trust”), a trust of which Mr. Allen is a beneficiary, purchased $210,526 aggregate principal amount of the May 2025 notes and $50,000 aggregate principal amount of the notes issued under the July 21, 2025 securities purchase agreement (the “July 2025 notes”). Mr. Allen is neither the settlor nor a trustee of the Gilliam Trust and is not the holder of record of the notes it holds. Ari Raskas, as sole trustee of the Gilliam Trust, has sole voting and investment power over the Company securities held by the Gilliam Trust, and Mr. Allen has no voting or investment power over those securities. Accordingly, Mr. Allen does not beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, the notes held by the Gilliam Trust or the shares of Common Stock issuable upon their conversion, although he has an indirect economic interest in those notes as a beneficiary of the Gilliam Trust. The Gilliam Trust does not own any Series V Shares and has not effected any transaction in the Series V Shares during the 60 days before the date of this Offer to Purchase. Mr. Allen and the Gilliam Trust purchased their notes on the same terms as the other investors. Mr. Allen, as a holder of May 2025 notes, and the Gilliam Trust, as a holder of May 2025 notes and July 2025 notes, each delivered the consents described in Section 11. Through these holdings, Mr. Allen has a direct interest, and an indirect interest through the Gilliam Trust, in the consent arrangements, including the extension of the conversion restriction. These interests are in addition to his interests as a holder of Series V Shares and Common Stock. A form of the consents, which includes the related amendments to the securities purchase agreements, is filed as Exhibit (d) to the Schedule TO.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries has effected any transaction in the Series V Shares during the 60 days before the date of this Offer to Purchase.

11. Certain Legal Matters; Regulatory Approvals

Noteholder Consents. The securities purchase agreements dated May 13, 2025 and July 21, 2025 governing our senior secured convertible notes each provide that, while the respective notes are outstanding, we may not, directly or indirectly, redeem or repurchase more than a de minimis number of shares of our capital stock. On October 13, 2026, the holders of the notes under each agreement delivered their written consent to the purchase of Shares in the Offer. The July 21, 2025 agreement also provides that, unless those notes are earlier repaid, we will not amend the Series V Shares to provide for conversion into Common Stock before January 21, 2027, the 18-month anniversary of the July 21, 2025 original issue date of those notes; the May 13, 2025 agreement contains no comparable provision. In consideration for the consents, the Company agreed to amend the July 21, 2025 agreement and, although the May 13, 2025 agreement contains no comparable provision, to add a corresponding covenant to the May 13, 2025 agreement to extend that restriction until none of the May 2025 or July 2025 notes remain outstanding.

The consenting holders included Mr. Allen, who holds $100,000 aggregate principal amount of May 2025 notes, and the Gilliam Trust, which holds $210,526 aggregate principal amount of May 2025 notes and $50,000 aggregate principal amount of July 2025 notes. Consents of Mr. Allen and the Gilliam Trust were not required to reach the requisite threshold under either agreement. No consideration was paid to any noteholder for its consent other than the extension of the conversion restriction described below, which applies to all noteholders equally. See Section 10.

No Appraisal Rights. Holders of Series V Shares do not have appraisal or dissenters’ rights under Chapter 92A of the Nevada Revised Statutes in connection with the Offer.

Legal Proceedings. To our knowledge, there are no pending legal proceedings relating to the Offer.

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Nevada Law. Under Section 78.288 of the Nevada Revised Statutes, a corporation may not make a distribution to its stockholders, including a purchase of its own shares, if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business, or (except to the extent the articles of incorporation permit otherwise) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Based on financial statements and other information that the Board considered reasonable in the circumstances, the Board has determined that, on the basis of the Company’s financial condition as of the date of this Offer to Purchase, the purchase of Shares in the Offer would not be prohibited by these provisions. The Board will make a further determination as of the date of acceptance for payment, and we will not accept for payment or pay for any Shares if the purchase would be prohibited by Section 78.288 of the Nevada Revised Statutes at that time. See Section 6.

Nasdaq. The Series V Shares are not listed on Nasdaq, and the Offer, which is a purchase for cash, does not involve any issuance of Common Stock. Accordingly, no Nasdaq stockholder approval or listing action is required in connection with the Offer.

Other. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares in the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition of Shares in the Offer, other than the filing of the Schedule TO. Should any such approval or other action be required, we presently contemplate that we will seek it. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares pending the outcome of any such matter. Our obligation to accept for payment and pay for Shares is subject to the conditions in Section 6.

12. Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the Offer to holders whose Shares are tendered and purchased. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this Offer to Purchase and all subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) regarding the matters discussed below, and there can be no assurance that the IRS will not take a contrary position. This summary applies only to holders who hold Shares as capital assets and does not address all tax considerations that may be relevant to particular holders, including banks, insurance companies, tax-exempt organizations, dealers, persons holding Shares as part of a hedge, straddle or conversion transaction, persons who received Shares as compensation, partnerships and their partners, U.S. expatriates, or persons subject to the alternative minimum tax or the net investment income tax. It does not address state, local or non-U.S. tax consequences. If a partnership holds Shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. This summary is for general information only and is not tax advice. Each holder should consult its own tax advisor regarding the tax consequences of the Offer in light of its particular circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of source, or a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (or that has validly elected to be treated as a U.S. person). A “Non-U.S. Holder” is a beneficial owner of Shares (other than a partnership) that is not a U.S. Holder.

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U.S. Holders

Characterization of the purchase: sale or exchange versus distribution. The receipt of cash by a U.S. Holder in exchange for Shares purchased in the Offer will be a taxable transaction for U.S. federal income tax purposes. Depending on the U.S. Holder’s particular circumstances, the cash received will be treated either as proceeds of a sale or exchange of the Shares or as a distribution by the Company with respect to its stock. Under Section 302 of the Code, the purchase generally will be treated as a sale or exchange, rather than as a distribution, if it (a) results in a “complete termination” of the U.S. Holder’s equity interest in the Company or (b) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account not only Shares actually owned but also Shares and Common Stock constructively owned under the attribution rules of Section 318 of the Code, including stock owned by certain family members and related entities and stock that may be acquired by exercise of an option or other right.

Whether a particular U.S. Holder satisfies a Section 302 test depends on the holder’s particular facts and circumstances. A purchase generally will result in a complete termination if, after the purchase, the U.S. Holder owns, actually or constructively, no Shares, Common Stock or other equity interest in the Company. A purchase generally will be not essentially equivalent to a dividend if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in the Company. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a minority stockholder of a publicly held corporation who exercises no control over corporate affairs may be a meaningful reduction; however, the application of that principle to a holder of non-voting Series V Shares who continues to own Common Stock, actually or constructively, is not clear, and no assurance can be given that any particular U.S. Holder will qualify for sale or exchange treatment. In addition, because tendered Shares may be prorated, fewer than all of a U.S. Holder’s tendered Shares may be purchased, which may affect whether a Section 302 test is satisfied. U.S. Holders should consult their own tax advisors regarding the application of the Section 302 tests to their particular circumstances.

Sale or exchange treatment. If the purchase qualifies as a sale or exchange, the U.S. Holder generally will recognize capital gain or loss equal to the difference between the cash received and the holder’s adjusted tax basis in the Shares purchased. The gain or loss generally will be long-term capital gain or loss if the holder’s holding period for the Shares exceeds one year at the time of the purchase. The deductibility of capital losses is subject to limitations. A U.S. Holder’s adjusted tax basis in Shares generally will equal the holder’s cost, reduced by any prior distributions on the Shares treated as a return of capital. For Series V Shares received in the June 2023 distribution on our Common Stock, the Company reported on IRS Form 8937, citing Sections 305(a) and 307(a) of the Code, that a holder’s tax basis in its Common Stock immediately before the distribution is allocated between the Common Stock and the Series V Shares in proportion to their relative fair market values on the distribution date, and that U.S. federal income tax law does not specifically prescribe how those fair market values are to be determined. If the June 2023 distribution was not taxable to the holder, the holder’s holding period for the Series V Shares generally would include its holding period for the Common Stock. The Company’s Forms 8937 are available at www.btcs.com/tax-information. The Company makes no representation regarding any holder’s tax basis or holding period, and holders should consult their own tax advisors.

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Distribution treatment. If the purchase does not qualify as a sale or exchange under either of the Section 302 tests, the entire amount of cash received will be treated as a distribution by the Company with respect to the U.S. Holder’s stock. The distribution will be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Any amount in excess of the Company’s current and accumulated earnings and profits will be treated first as a tax-free return of capital that reduces the U.S. Holder’s adjusted tax basis in its Shares and thereafter as capital gain. Whether the Company will have current or accumulated earnings and profits for the taxable year in which the Offer is completed can be determined only after the end of that year, and the Company makes no representation regarding the amount, if any, of its earnings and profits. A dividend would be includible in income without reduction for the holder’s tax basis in the Shares purchased. A dividend may qualify as “qualified dividend income” taxable to non-corporate U.S. Holders at long-term capital gain rates, subject to holding period and other requirements, and a corporate U.S. Holder may be eligible for the dividends-received deduction, subject to limitations, including the “extraordinary dividend” rules of Section 1059 of the Code.

Information reporting and backup withholding. Payments in the Offer generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%) unless the holder provides its taxpayer identification number and the required certification or otherwise establishes an exemption. Backup withholding is not an additional tax; amounts withheld may be credited against the holder’s U.S. federal income tax liability. See the Letter of Transmittal.

Non-U.S. Holders

Withholding. Because the Depositary generally cannot determine whether a particular Non-U.S. Holder qualifies for sale or exchange treatment, payments to Non-U.S. Holders in the Offer generally will be treated as distributions and will be subject to U.S. withholding tax at a rate of 30% of the gross proceeds, unless the Non-U.S. Holder establishes an exemption or a reduced rate (for example, under an applicable income tax treaty). A Non-U.S. Holder may be able to obtain a refund from the IRS of all or a portion of any tax withheld if it qualifies for sale or exchange treatment or otherwise establishes that a lesser amount of tax was due. Non-U.S. Holders should consult their own tax advisors regarding U.S. withholding tax, including eligibility for an exemption or reduced rate and any available refund.

Sale or exchange treatment. If the purchase qualifies as a sale or exchange with respect to a Non-U.S. Holder, any gain generally will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with the conduct of a U.S. trade or business, (b) the holder is an individual present in the United States for 183 days or more in the taxable year and certain other conditions are met, or (c) the Company is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period ending on the date of purchase or the holder’s holding period. The Company believes that it is not, and has not been, a United States real property holding corporation.

FATCA. Withholding under Sections 1471 through 1474 of the Code (“FATCA”) may apply to payments treated as dividends made to certain foreign financial institutions and non-financial foreign entities that fail to satisfy applicable certification and reporting requirements. Non-U.S. Holders should consult their own tax advisors regarding the possible application of FATCA to the Offer.

Holders who do not tender. The Offer generally will not result in U.S. federal income tax consequences to holders who do not tender Shares in the Offer.

THE TAX DISCUSSION ABOVE IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES OF THE OFFER DEPEND ON EACH HOLDER’S PARTICULAR CIRCUMSTANCES. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING SHARES IN THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO U.S. HOLDERS AND NON-U.S. HOLDERS OF SHARES. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO IT OF TENDERING SHARES IN THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

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13. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of termination or postponement to the Depositary and making a public announcement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

The Offer will remain open for at least 20 business days from commencement, as required by Rule 13e-4(f)(1)(i). We will promptly file an amendment to the Schedule TO disclosing any material change in the information in this Offer to Purchase, as required by Rule 13e-4(c)(3), and will disseminate that change as required by Rule 13e-4(e)(3).

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including by increasing or decreasing the Purchase Price or by changing the number of Shares sought. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made in connection with the Offer will be disseminated promptly to holders in a manner reasonably designed to inform them of the change, and without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through a national news service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If we (a) increase or decrease the price to be paid for Shares (including by changing the range of prices) or (b) increase or decrease the number of Shares or aggregate purchase price sought in the Offer (other than an increase of not more than 2% of the outstanding Shares), and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that notice of the increase or decrease is first published, sent or given, the Offer will be extended until the expiration of that 10-business-day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

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14. Fees and Expenses

We have retained InvestorCom LLC to act as Information Agent and Equity Stock Transfer, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders by mail, telephone, email and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares in the Offer. We will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary handling and mailing expenses incurred by them in forwarding materials to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

We will pay all fees and expenses of the Offer, including the fees and expenses of the Information Agent and the Depositary, legal fees, the SEC filing fee and printing and mailing costs. Holders who tender through a broker or other nominee may be charged a fee by that nominee; we will not reimburse those charges.

15. Miscellaneous

If we become aware of any U.S. state in which the making of the Offer is not in compliance with a valid state statute, we will make a good faith effort to comply with that statute. If, after that effort, we cannot comply, the Offer will not be made to, and tenders will not be accepted from or on behalf of, holders residing in that state, as permitted by Rule 13e-4(f)(9)(ii).

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth in Section 9. The exhibits to the Schedule TO are listed in Item 12 thereof. You should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal or in documents to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf that is different from the information contained in this document.

BTCS INC.

October 26, 2026

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SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information regarding the beneficial ownership of our Series V and our common stock, as of October 23, 2026 (the “Measurement Date”), by each of our directors and executive officers and by all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and generally includes any shares over which a person has sole or shared voting power or investment power, as well as any shares that such person has the right to acquire within 60 days of the Measurement Date, including through the exercise of stock options or warrants or the vesting or settlement of restricted stock units. Shares that a person has the right to acquire within 60 days of the Measurement Date are deemed outstanding for purposes of computing the percentage ownership of that person and of the group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 15,671,405 Series V Shares and 53,110,329 shares of Common Stock outstanding as of the Measurement Date. Except as otherwise indicated in the footnotes to the table, and subject to applicable community property laws, we believe, based on information furnished to us, that each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the person named. The business address of each person is c/o BTCS Inc., 303 W. Lancaster Avenue #336, Wayne, Pennsylvania 19087.

Name	Position	Series V Shares	% of Series V	Common Stock (2)	% of Common Stock
Charles Allen	Chief Executive Officer, Chairman and Director	3,395,077 (1)	21.7%	8,726,469	15.9%
Charles Lee	Director	48,540	*	186,886	*
Ashley DeSimone	Director	—	—	82,281	*
Chris Janis	Director	—	—	8,504	*
Michael Prevoznik	Chief Financial Officer	60,731	*	2,145,456	4.0%
Benjamin Hunter	Chief Technology Officer	—	—	1,078,675	2.0%
All directors and executive officers as a group (6 persons)		3,504,348	22.4%	12,228,271	21.9%

* Represents beneficial ownership of less than 1% of the outstanding shares of the applicable class.

(1) Includes 1,300,000 Series V Shares held by trusts, over which Mr. Allen has voting power.

(2) May include (i) shares of Common Stock held directly by the reporting persons, (ii) shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the Measurement Date, and (iii) shares of Common Stock issuable upon the vesting or settlement of restricted stock units within 60 days of the Measurement Date.

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The Letter of Transmittal, and any other required documents, should be sent or delivered by each holder of Shares or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

EQUITY STOCK TRANSFER, LLC

By Mail: Attn: Reorganization Department, 237 West 37th Street, Suite 602, New York, NY 10018 By Overnight Courier: Attn: Reorganization Department, 237 West 37th Street, Suite 602, New York, NY 10018 By Email (Notices of Guaranteed Delivery only): tenderoffers@equitystock.com

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery. Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent at its telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

INVESTORCOM LLC

1055 Washington Blvd., Suite 520, Stamford, CT 06901

Holders may call toll-free: (877) 972-0090 Banks and brokers may call collect: (203) 972-9300 Email: proxy@investor-com.com

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EXHIBIT (a)(1)(F)

QUESTIONS AND ANSWERS ABOUT THE OFFER

[As posted at www.btcs.com/seriesv-tender on October 26, 2026. Filed as an exhibit to the Schedule TO; not part of the Offer to Purchase.]

This page is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Series V Preferred Stock. The tender offer is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and related materials that BTCS has filed with the Securities and Exchange Commission as exhibits to its Tender Offer Statement on Schedule TO. Holders should read those documents carefully because they contain important information, including the terms and conditions of the offer. They are available free of charge at www.sec.gov, on this page, and from the Information Agent. If anything on this page differs from the Offer to Purchase, the Offer to Purchase controls. None of BTCS, its Board of Directors, the Information Agent or the Depositary makes any recommendation as to whether you should tender your shares or at what price.

The basics

What is BTCS offering?

BTCS is offering to buy back shares of its Series V Preferred Stock for cash. You choose the price at which you are willing to sell, anywhere from $0.04 to $1.00 per share, or you can simply agree to accept whatever final price is set. BTCS will spend up to $500,000 in total. The offer is open to every holder of Series V Preferred Stock on the same terms.

Why is BTCS doing this?

Since Upstream stopped U.S. trading in November 2023, holders in the United States have had no practical way to sell their Series V shares. This offer gives holders who would rather have cash a way to get it. For the Company, every Series V share purchased is one share that will not be converted into common stock in the future, which reduces potential dilution for common stockholders. The full purpose and background are in Section 2 of the Offer to Purchase.

Do I have to participate?

No. Tendering is entirely voluntary. If you do nothing, you keep your Series V shares with exactly the same rights you have today, including the liquidation preference, eligibility for any dividends the Board declares, and the potential for a future conversion into common stock at the Board’s discretion.

Is BTCS recommending that I tender?

No. Neither BTCS, its Board of Directors, the Information Agent nor the Depositary is making any recommendation about whether you should tender or at what price. You should make your own decision after reading the Offer to Purchase and, if you wish, consulting your own financial and tax advisors.

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How does the price compare with BTCS common stock?

The range runs up to $1.00, which is below the recent market price of BTCS common stock, into which each Series V share could one day be converted on a one-for-one basis. There is no trading market for the Series V, so the range is intentionally wide and the price is set by what holders choose to tender at, not by BTCS. Whether and when any conversion happens is entirely at the discretion of the Board, is currently restricted by the Company’s note agreements while those notes remain outstanding (they are scheduled to mature by July 21, 2027), and may never occur. You should not tender or refrain from tendering based on any assumption about a conversion. See “Risk Factors” in the Offer to Purchase.

How the auction works

What is a “modified Dutch auction”?

It is a way of letting holders, rather than the Company, set the price. Each holder names the lowest price they will accept, within the $0.04–$1.00 range. When the offer expires, BTCS will review all the tenders from the lowest price to the highest and determine the lowest single price at which BTCS can spend the full $500,000 (or buy every share tendered, if that costs less). That price becomes the “purchase price,” and BTCS pays it to every holder whose shares are bought, even those who named a lower price. Shares tendered at prices above the purchase price are not bought and are returned to you.

What does “at the purchase price” mean?

If you tick the “at the purchase price” box instead of naming a price, you are agreeing to accept whatever final price is set, and your shares are treated as if tendered at $0.04 for the purpose of setting the price. This maximizes the chance that your shares are purchased, but it may also result in a lower price than you would have received by naming a higher price.

Can I tender some shares at one price and some at another?

Yes. You can split your shares among different prices, but each share can be tendered at only one price. Ask your broker how to enter multiple price elections.

What happens if more shares are tendered than $500,000 buys?

The offer is capped at $500,000, so BTCS may not be able to buy every share tendered at or below the purchase price. In that case BTCS buys shares from every holder who tendered at or below the purchase price on a pro rata basis: each such holder has the same percentage of their tendered shares purchased, and the rest are returned. The lower the price you name, the more likely your shares are at or below the final purchase price. There is no first-come, first-served element and no advantage to tendering early.

Could BTCS buy every share tendered?

Yes, at the minimum price. At $0.04, buying every Series V share held by holders other than the Company’s directors and officers would cost about $487,000, less than the $500,000 cap, so at that price there would be no proration. At any purchase price of $0.05 or more, proration is possible if enough shares are tendered.

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When will I know the purchase price and how many of my shares were bought?

BTCS will announce the purchase price and preliminary proration results by press release promptly after the offer expires, and final results within a few business days. Your broker will then update your account.

How to tender

My shares are in a brokerage account. What do I do?

Contact your broker. The offer will appear in your account as a voluntary corporate action, and most brokers let you respond online or by phone. You will be asked how many shares to tender and at what price (or “at the purchase price”). Your broker submits your instruction to the Depositary through DTC; you do not need to fill in any BTCS paperwork. Brokers set their own deadlines, usually a day or more before the offer expires, so do not wait until the last day.

My brokerage statement shows the shares at $0 or “no value.” Can I still tender?

Yes. The $0 is only because there is no active trading market from which your broker can pull a price. The shares are still in your account and can be tendered through your broker in the normal way.

I hold my shares directly with the transfer agent. What do I do?

Complete the Letter of Transmittal, which is available on this page and from the Information Agent, and return it to the Depositary as instructed before the expiration time.

Is there a minimum number of shares I must tender?

No. You may tender any number of shares, including a single share, and you may tender some or all of your holding.

Can I change my mind after I tender?

Yes. You can withdraw tendered shares at any time before the offer expires by instructing your broker (or, for directly held shares, by following the withdrawal instructions in the Offer to Purchase). If we have not accepted your shares for payment by 12:00 midnight, New York City time, at the end of December 22, 2026 (the 40th business day after commencement), you may also withdraw them at any time thereafter. You can also change your price by withdrawing and re-tendering.

Will I pay a commission or fee?

BTCS will not charge you anything, and it pays the fees of the Depositary and Information Agent. Your broker may charge its own fee for processing a tender instruction; ask your broker.

When does the offer expire?

At 5:00 p.m., New York City time, on December 15, 2026, unless BTCS extends it. Any extension will be announced by press release. Remember that your broker’s deadline will be earlier.

When will I be paid?

Promptly after the offer expires and the purchase price and any proration are determined, which BTCS expects to be within about three business days. Payment is made through DTC to your broker, who credits your account; directly held shares are paid by the Depositary.

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Other questions

Are the Company’s directors and officers tendering?

No. BTCS’s directors and executive officers, who hold approximately 3,504,348 Series V shares (about 22% of the class), are not tendering any shares in the offer.

What will happen to Series V shares that are not tendered?

They remain outstanding with the same rights as today. If the Company is unable to provide liquidity for the Series V Shares, the Company may, at the discretion of the Board and subject to the Board’s fiduciary duties, applicable law and the terms of the Company’s indebtedness, convert each Series V Share into one share of Common Stock. The Board has not determined to effect any such conversion, and there can be no assurance that a conversion will occur at any particular time or at all. One specific risk: if BTCS raises additional financing, the investors may require as a condition that BTCS agree not to convert the Series V for a period of time, as the holders of its July 2025 notes did, which could delay a conversion. See Section 2 and “Risk Factors” in the Offer to Purchase.

Could BTCS buy more than $500,000 of shares, or otherwise change the offer?

SEC rules allow BTCS to change the terms of the offer, including the $500,000 cap and the price range, provided it announces the change publicly and, for a change in the price range or the amount it will buy, generally keeps the offer open for at least 10 business days after the announcement. Shares you have already tendered stay tendered and may still be withdrawn before the offer expires. BTCS has made no decision to change any term of the offer. See Section 13 of the Offer to Purchase.

Can BTCS cancel the offer?

BTCS may terminate the offer if any of the conditions described in Section 6 of the Offer to Purchase is not satisfied or waived, for example a legal action challenging the offer or a significant market disruption. The offer is not conditioned on any minimum number of shares being tendered or on financing. If BTCS terminates the offer, it will announce that publicly and promptly return all tendered shares. If the offer is not terminated, BTCS is required to purchase shares in accordance with the terms of the offer.

What are the tax consequences?

The receipt of cash for your shares will be a taxable transaction for U.S. federal income tax purposes. Depending on your particular circumstances, including whether you also own BTCS common stock, directly or through related persons, it will be treated either as a sale of your shares, generally producing capital gain or loss, or as a distribution by BTCS that may be taxable as a dividend. Payments may be subject to U.S. withholding tax, including 30% withholding on payments to non-U.S. holders unless an exemption or reduced rate is established. BTCS does not provide tax advice. See Section 12 of the Offer to Purchase and consult your own tax advisor.

I live outside the United States. Can I participate?

The offer is being made to all holders, including holders outside the United States. If you are outside the United States, confirm with your broker that it will process the tender and review the tax and withholding discussion in the Offer to Purchase.

Where can I get the documents or ask a question?

The Offer to Purchase, the Letter of Transmittal and all related materials are available free of charge on this page, at www.sec.gov (search for BTCS Inc. and the Schedule TO), and from the Information Agent, InvestorCom LLC, at (877) 972-0090 or proxy@investor-com.com. Brokers and banks may call collect (203) 972-9300.

This page is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Series V Preferred Stock. The tender offer is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and related materials that BTCS has filed with the Securities and Exchange Commission as exhibits to its Tender Offer Statement on Schedule TO. Holders should read those documents carefully because they contain important information, including the terms and conditions of the offer. They are available free of charge at www.sec.gov, on this page, and from the Information Agent. If anything on this page differs from the Offer to Purchase, the Offer to Purchase controls. None of BTCS, its Board of Directors, the Information Agent or the Depositary makes any recommendation as to whether you should tender your shares or at what price.

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EXHIBIT (a)(1)(G)

POSTCARD MAILED TO HOLDERS OF SERIES V PREFERRED STOCK

[Mailed on or about November 2, 2026. Filed as an exhibit to the Schedule TO; not part of the Offer to Purchase.]

Front

Back

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